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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        Pursuant to Section 12(b) or (g)
                     of the Securities Exchange Act of 1934

                            -------------------------

                              WESTVACO CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                Delaware                               13-1466285
      (State or Other Jurisdiction                    (IRS Employer
   of Incorporation or Organization)              Identification Number)
            299 Park Avenue
           New York, New York                             10171
(Address of Principal Executive Offices)               (Zip Code)



If this form relates to the                 If this form relates to the
registration of a class of                  registration of a class of
securities pursuant to Section 12(b)        securities pursuant to Section 12(g)
of the Exchange Act and is                  of the Exchange Act and is
effective pursuant to General               effective pursuant to General
Instruction A.(c), please                   Instruction A.(d), please
check the following box. |X|                check the following box. | |

Securities Act registration statement file number to which this form relates:
_____________
(If applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of Each Exchange on Which
 Title of Each Class to be so Registered     Each Class is to be Registered
-----------------------------------------  -------------------------------------
    Preferred Share Purchase Rights              New York Stock Exchange
                                                 Chicago Stock Exchange
                                                    Pacific Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                              (Title of Each Class)


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      The undersigned registrant hereby amends its registration statement on
Form 8-A filed with the Securities and Exchange Commission on October 31, 1997, as follows:


      Item 1. Amended and Restated Description of Securities to be Registered.

      On August 28, 2001, in connection with the Agreement and Plan of Merger, dated as of August 28, 2001, by and among MW Holding Corporation ("Parent"), Michael Merger Sub Corporation ("Michael Merger Sub"), William Merger Sub Corporation ("William Merger Sub"), the Mead Corporation ("Mead") and Westvaco Corporation (the "Company") (as the same may be amended from time to time, the "Merger Agreement"), the Company and The Bank of New York (the "Rights Agent") entered into Amendment No. 1 (the "Amendment") to the Rights Agreement, dated as of September 23, 1997, between the Company and the Rights Agent (the "Rights Agreement").

      The Amendment amends Section 1(a) of the Rights Agreement to provide that none of Parent, Michael Merger Sub, William Merger Sub or any of their respective affiliates will become an Acquiring Person under the Rights Agreement as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

      The Amendment also amends Section 7(a) of the Rights Agreement to provide for the expiration of the Rights immediately prior to such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of Delaware pursuant to the Merger Agreement or such later time as is specified in the Merger Certificate, unless the Rights have otherwise already expired in accordance with the Rights Agreement.

      The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment which are incorporated herein by reference.


      Item 2.  Exhibits.

      4.1 Rights Agreement, dated as of September 23, 1997, between Westvaco Corporation and The Bank of New York, as rights agent (incorporated herein by reference to Exhibit 1 to the Company's report on Form 8-K filed October 31, 1997).

      4.2 Amendment No. 1 to the Rights Agreement, dated as of September 23, 1997, by and between Westvaco Corporation and The Bank of New York, as rights agent.

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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         WESTVACO CORPORATION



Dated: October 11, 2001                By:  /s/  John W. Hetherington
                                             --------------------------
                                             Name:  John W. Hetherington
                                             Title: Vice President and
                                                    Secretary

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                                  EXHIBIT INDEX



4.1 Rights Agreement, dated as of September 23, 1997, between Westvaco Corporation and The Bank of New York, as rights agent (incorporated herein by reference to Exhibit 1 to the Company's report on Form 8-K filed October 31, 1997).

4.2 Amendment No. 1 to the Rights Agreement, dated as of September 23, 1997, by and between Westvaco Corporation and The Bank of New York, as rights agent.